UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2014

Juniper Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34501	770422528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1194 North Mathilda Avenue, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 745-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

The information set forth in Item 2.05 and Item 7.01 below is incorporated by reference herein.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 2, 2014, Juniper Networks, Inc. (the "Company") disclosed the following actions and charges associated with its previously announced integrated operating plan, or IOP.

The actions announced today are among several initiatives under our IOP that are designed to focus the Company on high-growth segments and to right-size certain functions. Overall, the Company believes that it is taking a balanced approach to cost management and prioritizing and strengthening our focus on the innovation that matters most to our customers.

In connection with the efforts to streamline its business structure, the Company expects to reduce worldwide headcount by approximately 6%. The majority of these reductions are immediate, and a significant proportion are middle management positions. The Company estimates that it will incur cash charges of approximately $35 million for severance and other related employee termination expenses in the first quarter of fiscal 2014.

In addition, in connection with a review of its product portfolio, the Company has determined to cease development of the application delivery controller technology licensed in July 2012 that will result in a non-cash intangible asset impairment charge of approximately $85 million in the first quarter of fiscal 2014. There are no revenues associated with this technology. In addition, the Company expects to accrue other non-cash asset write-downs of approximately $10 million in the first quarter of fiscal 2014.

Additional actions and restructuring charges are expected to be taken in the second quarter and the balance of fiscal 2014, including facilities consolidations, marketing program reductions, and other asset restructures.

In particular, as a part of the Company’s long-term facilities plans and the above-mentioned work force reductions, the Company plans to consolidate its facilities, which will result in the future disposal of approximately 300,000 square feet of leased facilities, representing approximately 12% of our global facilities square footage. The Company currently estimates that it will incur facilities restructuring charges beginning in the second quarter of fiscal 2014 and continuing throughout the fiscal year of approximately $70 million in the aggregate.

We anticipate potential additional restructuring charges of approximately $20 million to be accrued later in fiscal 2014.

We intend to discuss in greater detail the implementation of our comprehensive IOP, including a review of the above actions on our cost structure on our quarterly financial results conference call which is scheduled for April 22, 2014. The above actions are a significant step towards achieving the cost reduction targets announced as part of our IOP and the Company remains fully committed to achieving these targets in full.

Item 2.06 Material Impairments.

The disclosures set forth above in Item 2.05 are also responsive to Item 2.06 and are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

In the first quarter of fiscal 2014, the Company expects to recognize a pre-tax net cash gain of approximately $160 million from the sale of minority investments made under the Company’s Junos Innovation Fund.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “may,” “plan,” “position,” “potential,” “project,” “ seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. These forward-looking statements include expectations regarding the number of employees impacted by the IOP, the amount of charges for employee terminations, disposal of application delivery controller technology and other non-cash asset write-downs, the estimates of additional charges, including facilities restructuring charges, to be taken in the second quarter and the balance of fiscal 2014 associated with the IOP, the timing to recognize these charges, and estimates of the gain on sale of minority investments. All of these forward-looking statements involve risk and uncertainty. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, including, without limitation, the timing and execution of the IOP, Juniper’s ability to implement the workforce reductions in various geographies, possible changes in the size and components of the expected costs and charges associated with the IOP, and risks associated with Juniper’s ability to achieve the benefits of the IOP. These and other equally important factors are described in reports and documents the Company files from time to time with the Securities and Exchange Commission, including the factors described under the sections titled “Risk Factors” in the Company’s most recently submitted Annual and Quarterly Reports on Forms 10-K and 10-Q, respectively. Undue reliance should not be placed on the forward-looking statements in this Form 8-K, which are based on information available to us on the date hereof. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

April 2, 2014	By:	/s/ Robyn M. Denholm

Name: Robyn M. Denholm
Title: Executive Vice President and Chief Financial and Operations Officer